Exhibit 10.3

FIVE YEAR CREDIT AGREEMENT

dated as of

September 30, 2003

among

MOHAWK INDUSTRIES, INC.,

SUNTRUST BANK

and

WACHOVIA BANK, NATIONAL ASSOCIATION

EXHIBIT A-1              Form of Note

EXHIBIT A-2              Form of Swing Loan Note

EXHIBIT B                  Form of Opinion of Counsel for the Borrower

EXHIBIT C                 Form of Assignment and Acceptance

EXHIBIT D-1              Form of Notice of Borrowing

EXHIBIT D-2              Form of Notice of Continuation or Conversion

EXHIBIT E                  Form of Compliance Certificate

EXHIBIT F                  Form of New Letter of Credit Notice

Schedule 1.01              Existing Letters of Credit

Schedule 4.05              Litigation

Schedule 4.08              Subsidiaries

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of September 30, 2003, among MOHAWK INDUSTRIES, INC., SUNTRUST BANK, as Co-Lead Arranger and Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Lead Arranger and Administrative Agent, and the other Banks from time to time party hereto.

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.  The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

"364 Day Revolving Credit Facility" means that 364 Day Credit Agreement dated as of even date herewith among Mohawk Industries, Inc., SunTrust Bank, Wachovia Bank, National Association, and the other lenders party thereto from time to time.

"Additional Issuer" means one Bank (but no more than one Bank), in addition to the Administrative Agent, designated by the Borrower by written notice to the Administrative Agent as an additional issuer of New Letters of Credit.

"Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.06(c).

"Administrative Agent" means Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America, in its capacity as agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

"Affected Bank" has the meaning set forth in Section 8.06.

"Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person"), (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person, or (iii) any Person (other than a Subsidiary) of which the Borrower owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests.  As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Credit Agreement, together with all amendments and modifications hereto.

"Aladdin" means Aladdin Manufacturing Corporation, a Delaware corporation.

"Amendment Events" has the meaning set forth in Section 2.16.

"Amortization" means for any period the sum of all amortization expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

"Applicant" means each Person which, as the initial applicant or a Person that has assumed, pursuant to a written agreement in a form reasonably acceptable to the Required Banks, the obligations of an applicant, is liable for the reimbursement obligations with respect to a Letter of Credit.

"Applicable Margin" has the meaning set forth in Section 2.06(a).

"Approved Investment" means an Investment in compliance with the Investment Guidelines.

"Asset Securitization" means the sale of accounts receivable and related assets of a Person in connection with a bona fide asset securitization program.

"Assignee" has the meaning set forth in Section 9.08(c).

"Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 8.08(c) in the form of Exhibit C.

"Authority" has the meaning set forth in Section 8.02.

"Banks" collectively means SunTrust, Wachovia, and the other banks from time to time party hereto.

"Base Rate" means that interest rate as denominated and publicly announced by the Administrative Agent from time to time as its "prime rate".  The Base Rate is but one of several interest rate bases used by the Administrative Agent. The Administrative Agent and each of the Banks lends at interest rates above and below the Base Rate.

"Base Rate Loan" means a Loan to be made as a Base Rate Loan pursuant to the applicable Notice of Borrowing, Section 2.02(f), or Article VIII, as applicable.

"Borrower" means Mohawk Industries, Inc., a Delaware corporation, and its successors and permitted assigns.

"Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Banks pursuant to Article II.  A Borrowing is a "Base Rate Borrowing" if such Loans are Base Rate Loans or a "Euro‑Dollar Borrowing" if such Loans are Euro‑Dollar Loans, or a "Swing Loan Borrowing" if such Loan is made pursuant to Section 2.01(b).

"Business" has the meaning set forth in Section 2.16.

"Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

"Catoosa Co. IRB" means that issuance of certain bonds by The Development Authority of Catoosa County, Georgia, pursuant to the terms and conditions set forth in that certain Indenture of Trust dated as of November 1, 1991.

"CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. and its implementing regulations and amendments.

"CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

"Change of Law" shall have the meaning set forth in Section 8.02.

"Closing Date" means September 30, 2003.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

"Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank in the signature pages hereof as its Commitment, or in the Assignment and Acceptance by which such Bank became a party hereto, as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

"Compliance Certificate" has the meaning set forth in Section 5.01(c).

"Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

"Consolidated Interest Expense" for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period.

"Consolidated Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, but excluding from the determination thereof (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses, (b) non-cash losses or gains from the proposed or actual disposition of material assets not exceeding $20,000,000 in any fiscal year (c) non-cash goodwill and intangible asset write-downs and restructuring charges (but deducting from the determination of Consolidated Net Income for any period, cash payments made during such period in respect of any goodwill and intangible asset write-downs or restructuring charges recorded after the Closing Date), (d) non-cash charges resulting from the vesting or exercise of stock options or stock appreciation rights granted to management of the Borrower, (e) non-cash gains or losses under the Statement of Financial Accounting Standards number 133 and its amendments and (f) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

"Consolidated Net Worth" means at any time Stockholder's Equity but excluding from the determination thereof (without duplication) the effect of (a) any foreign currency translation adjustments, (b) any extraordinary or non-recurring, non-cash losses or gains, (c) non-cash losses or gains under the Statement of Financial Accounting Standards number 133 and its amendments, (d) non-cash intangible and material write-downs of assets (but deducting from the determination of Consolidated Net Worth for any period, cash payments made during such period in respect of any write-downs recorded after the Closing Date) not exceeding $20,000,000 in any Fiscal Year and (e) non-cash charges resulting from the vesting or exercise of stock options or stock appreciation rights granted to management of the Borrower.

"Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

"Consolidated Total Assets" means, at any time, without duplication, (x) the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, plus (y) the accounts receivable balance reported as of the last day of the Fiscal Quarter most recently ended by the Borrower or a Subsidiary with respect to an Asset Securitization.

"Consolidated Total Capital" means, at any time, the sum of the following as of such time (i) Consolidated Net Worth, and (ii) Consolidated Debt.

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

"Debt" of any Person means at any date, without duplication, all of the following as of such date (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument (provided, however, solely with respect to commercial letters of credit, such amounts shall be included hereunder only to the extent that they exceed $1,000,000 in the aggregate), (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging arrangements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any) (provided, however, solely with respect to hedging arrangements entered into in the ordinary course of business for natural gas or any other fuels used for the same purposes, such obligations shall be included hereunder only to the extent that they exceed $50,000,000 in the aggregate), (x) all Debt of others Guaranteed by such Person, and (xi) the total accounts receivable reported as sold during any Fiscal Quarter as of the last day of the Fiscal Quarter most recently ended by the Borrower or a Subsidiary with respect to an Asset Securitization. For all purposes of this Agreement, the amount of a Person's Debt under a loan or lease agreement between such Person and a governmental agency that has issued industrial development bonds or similar instruments, the repayment of which is secured by the payment obligations of such Person under such loan or lease agreement, shall be equal to the aggregate principal amount of such bonds or instruments outstanding at the time of determination less the amount of proceeds of such bonds or instruments which at such time are on deposit with a trustee or other fiduciary in a "construction" fund, or other similar fund which would be available to such trustee or other fiduciary to repay the bonds or other instruments if then due and payable.

"Debt to Capitalization Ratio" means the ratio of Consolidated Debt to Consolidated Total Capital.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder, including, without limitation, under Section 8.06, (irrespective of whether any such class of Loans are actually outstanding hereunder).

"Depreciation" means for any period the sum of all depreciation expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

"Dividends" means for any period the sum of all dividends paid or declared during such period in respect of any Capital Stock and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Stock).

"Dollars" or "$" means dollars in lawful currency of the United States of America.

"Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Georgia are authorized by law to close.

"Effective Date" means September 30, 2003.

"Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

"Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

"Environmental Liabilities" means any liabilities, whether pending or, to the knowledge of the Borrower or any Subsidiary threatened, arising from and in any way associated with any Environmental Requirements and  which would have or create a reasonable possibility of causing a Material Adverse Effect.

"Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any, violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

"Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

"Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

"Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to any of the Borrower, any Subsidiary, or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor  law.  Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

"Euro‑Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

"Euro‑Dollar Loan" means a Loan to be made as a Euro‑Dollar Loan pursuant to the applicable Notice of Borrowing.

"Euro‑Dollar Reserve Percentage" has the meaning set forth in Section 2.06(c).

"Event of Default" has the meaning set forth in Section 6.01.

"Existing Letters of Credit" means the letters of credit set forth on Schedule 1.01

"Existing Letter of Credit Issuer" means Wachovia.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions, as determined by the Administrative Agent.

"Fiscal Quarter" means any fiscal quarter of the Borrower.

"Fiscal Year" means any fiscal year of the Borrower.

"Foreign Subsidiary" means any Subsidiary (i) which is organized and existing under the laws of any jurisdiction other than any state of the United States or (ii) which has all or substantially all of its operations in any jurisdiction outside of the United States.

"GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance  with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

"Galaxy" means Galaxy Carpet Mills, Inc., a Delaware corporation, which corporation was liquidated into the Borrower as successor thereto.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep‑well, to purchase assets, goods, securities or services, to provide collateral security, to take‑or‑pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term "Guarantee" used as a verb has a corresponding meaning.

"Hazardous Materials" means (a) hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. § 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) "hazardous substance", "pollutant", or "contaminant" as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by‑product, including, crude oil or any fraction thereof (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or  (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

"Interest Period" means: (1) with respect to each Euro‑Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a)                any Interest Period (other than an Interest Period determined pursuant to paragraph (c) below) which would otherwise end on a day which is not a Euro‑Dollar Business Day shall be extended to the next succeeding Euro‑Dollar Business Day unless such Euro‑Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro‑Dollar Business Day;

(b)               any Interest Period which begins on the last Euro‑Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to paragraph (c) below, end on the last Euro‑Dollar Business Day of the appropriate subsequent calendar month; and

(c)                any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

(d)               any Interest Period (other than an Interest Period determined pursuant to paragraph (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(e)                any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

"Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

"Investment Guidelines" means the guidelines for investment of funds of the Borrower and the Subsidiaries as approved by the Board of Directors of the Borrower or an authorized executive committee thereof and in effect on the Closing Date, as modified or supplemented from time to time with the approval of the Board of Directors of the Borrower or an authorized executive committee.

"Issuer" means the Existing Letter of Credit Issuer solely with respect to Existing Letters of Credit or the Administrative Agent or the Additional Issuer with respect to New Letters of Credit; provided, however, in the event of the resignation or removal of a Bank from its appointment as the Administrative Agent hereunder, such Bank shall continue to be an Issuer under this Agreement solely with respect to any Letter of Credit issued by such Bank prior to such date of resignation or removal.

"LC Commitment Percentage" means, with respect to a Bank, the ratio, expressed as a percentage, of (a) the amount of such Bank's Commitment to (b) the aggregate amount of the Commitments of all Banks hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the "LC Commitment Percentage" of each Bank shall be the LC Commitment Percentage of such Bank in effect immediately prior to such termination or reduction.

"Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof  (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower.

"Letter of Credit" means any Existing Letter of Credit or any New Letter of Credit.

"Letter of Credit Fee" means a letter of credit fee in an amount equal to the Applicable Margin for Euro-Dollar Loans multiplied times the average daily amount of the Letter of Credit Obligations, computed for the actual number of days elapsed on the basis of a 360 day year.

"Letter of Credit Obligations" shall mean, at any time, the aggregate unfunded amount of the outstanding Letters of Credit.

"Letters of Credit" means each Existing Letter of Credit and each New Letter of Credit.

"Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement, which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law.  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Loan" means a Base Rate Loan or a Euro‑Dollar Loan and "Loans" means Base Rate Loans or Euro‑Dollar Loans, or either or each of them, as the context shall require.

"Loan Documents" means this Agreement, the Notes, and any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered in connection with this Agreement, the Notes or the Loans, as such documents and instruments may be amended or modified from time to time.

"London Interbank Offered Rate" has the meaning set forth in Section 2.06(c).

"Margin Stock" means "margin stock" as defined in Regulations T, U or X.

"Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or  occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Banks under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

"Material Subsidiary" means, as of the date of any determination thereof, any Subsidiary that either: (a) owns assets having a book value equal to or greater than 5.0% of Consolidated Total Assets, or (b) had Net Income for any prior period of four consecutive Fiscal Quarters equal to or greater than 5.0% of Consolidated Net Income for the same four Fiscal Quarter period.

"More Favorable Terms" has the meaning set forth in Section 2.16.

"Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

"Net Cash Position" means on any day, with respect to the Operating Account, a sum equal to the opening available balance in the Operating Account, plus any maturing investment principal and interest credited to the Operating Account, minus the daily presentment of checks and Operating Account holds, minus any floor balance which has been established to cover bank charges, minus any maturing interest debited to the Operating Account, in each case for such day.

"Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

"New Letter(s) of Credit" means each standby letter of credit (other than the Existing Letters of Credit) issued by the Administrative Agent or Additional Issuer for the account of the Borrower pursuant to Section 2.13(a); provided, however, in the event that the Additional Issuer fails to provide the notice to the Administrative Agent required by the first proviso contained in Section 2.14(a), any letter of credit issued by the Additional Issuer without the giving of such notice shall not constitute a New Letter of Credit under this Agreement.

"Notes" means the promissory notes of the Borrower, substantially in the form of Exhibit A, evidencing the obligation of the Borrower to repay the Loans, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

"Notice of Borrowing" has the meaning set forth in Section 2.02.

"Notice of Continuation of Conversion" has the meaning set forth in Section 2.03.

"Operating Account" means the principal operating account of the Borrower maintained with Administrative Agent.

"Original Credit Agreement" has the meaning set forth in the preamble to this Agreement.

"Participant" has the meaning set forth in Section 9.08(b).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Performance Pricing Determination Date" has the meaning set forth in Section 2.06(a).

"Permanent Facility" has the meaning set forth in Section 2.16.

"Permitted Acquisition" means a non-hostile acquisition, however structured, of all or substantially all of the assets of, or a majority of all the issued and outstanding capital stock of, a Person in a Permitted Line of Business.

"Permitted Line of Business" means the manufacturing, marketing and/or distribution of commercial or home furnishings and floor coverings and other reasonably related products and any "vertical integration" with respect thereto.

"Person" means an individual, a corporation, a partnership, an unincorporated association, joint venture, limited liability company, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

"Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Pricing Terms" has the meaning set forth in Section 2.16.

"Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary  (including, without limitation, the Borrower), wherever located.

"Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

"Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

"Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

"Reimbursement Agreement" means each reimbursement agreement executed and delivered by an Applicant with respect to a Letter of Credit, as amended from time to time.

"Reimbursement Obligations" means the reimbursement or repayment obligations of the Borrower to the Issuers pursuant to Section 2.14 with respect to Letters of Credit.

"Related Fund" means, with respect to any Bank, a special purpose entity that purchases or participates in such Bank's loans and for which such Bank is agent, advisor or manager for such special purpose entity.

"Replacement Bank" has the meaning set forth in Section 8.06.

"Required Banks" means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments, or if  the Commitments are no longer in effect, holding at least 66 2/3% of the aggregate outstanding principal amount of the Notes.

"Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock.

"Revolving Credit Facilities" means this Agreement and the 364 Day Revolving Credit Facility.

"Stockholders' Equity" means, at any time, the stockholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated  Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries.  Shareholders' equity generally would include, but not be limited to, (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) foreign currency translation adjustments.

"Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

"Summerville City IRB" means that issuance of certain bonds by The Development Authority of the City of Summerville, Georgia, pursuant to the terms and conditions set forth in that certain Trust Indenture dated as of September 1, 1997.

"SunTrust" means SunTrust Bank, a Georgia state banking corporation, and its successors and, as the context requires, its permitted assigns.

"Sweep Agreement" means any agreement relating to the Sweep Plus Service Program of the Administrative Agent or any other cash management arrangement which the Borrower and the Administrative Agent have executed for the purposes of effecting the borrowing and repayment of Swing Loans.

"Swing Loan" means a Loan made by the Administrative Agent pursuant to Section 2.01(b).

"Swing Loan Note" means the promissory note of the Borrower, substantially in the form of Exhibit A-2, evidencing the obligation of the Borrower to repay the Swing Loans, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

"Syndicated Borrowing" means any Base Rate Loans or Euro-Dollar Loans made to the Borrower pursuant to the terms and conditions set forth in Section 2.01.

"Syndicated Loans" means Base Rate Loans or Euro-Dollar Loans made pursuant to the terms and conditions set forth in Section 2.01(a).

"Termination Date" means whichever is applicable of (i) September 30, 2008, (ii) the date the Commitments are terminated pursuant to Section 6.01 following the occurrence of an Event of Default, or (iii) the date the Borrower terminates the Commitments entirely pursuant to Section 2.09.

"Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

"Transferee" has the meaning set forth in Section 9.08(d).

"Unused Commitments" means at any date an amount equal to the aggregate Commitments less the aggregate outstanding principal amount of the Syndicated Loans, but excluding the Swing Loans and the Letter of Credit Obligations.

"Wachovia" means Wachovia Bank, National Association, a national banking association, and its successors and, as the context requires, its permitted assigns.

"Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower or a Consolidated Subsidiary.

SECTION 1.02.  Accounting Terms and Determinations.  Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower delivered to the Banks unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with  any of the provisions of any of the Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events the Banks and the Borrower shall negotiate in good faith to resolve any existing disagreements regarding such calculations, provided, that if such disagreements are not resolved within 30 days after receipt of a notice of objection, such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03.  References.  Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", "Sections" and other Subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

SECTION 1.04.  Use of Defined Terms.  All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.

SECTION 1.05.  Terminology.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.  Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II

THE CREDITS

SECTION 2.01.  Commitments to Lend.

(a)                Syndicated Loans.  Each Bank severally agrees, on the terms and conditions set forth herein, to make Syndicated Loans to the Borrower from time to time before the Termination Date; provided that,

(i)                  immediately after each such Syndicated Loan is made, the aggregate outstanding principal amount of Syndicated Loans by such Bank shall not exceed the amount of its Commitment, and

(ii)                the sum of (x) the aggregate outstanding principal amount of all Syndicated Loans plus Swing Loans plus Letter of Credit Obligations shall not exceed the aggregate amount of (y) the Commitments.

Each Syndicated Borrowing under this Section shall be in an aggregate principal amount of $500,000 or any larger integral multiple of $500,000 (except that any such Syndicated Borrowing may be in the aggregate amount of the Unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments.  Within the foregoing limits, the Borrower may borrow under this Section, repay or, subject to the provisions of Section 2.10, prepay Syndicated Loans and reborrow under this Section at any time before the Termination Date.

(b)               Swing Loans.  In addition to the foregoing, the Administrative Agent shall from time to time, upon the request of the Borrower, if the applicable conditions precedent in Article III have been satisfied or waived in accordance with Section 9.06, make Swing Loans to the Borrower in an aggregate principal amount at any time outstanding not exceeding $50,000,000; provided that, immediately after such Swing Loan is made, the conditions set forth in clauses (i) and (ii) of Section 2.01(a) shall have been satisfied.  Except as set forth below in this Section 2.01(b) under the Sweep Agreement, each Swing Loan Borrowing under this Section 2.01(b) shall be in an aggregate principal amount of $100,000 or any larger multiple of $25,000.  Within the foregoing limits, the Borrower may borrow under this Section 2.01(b), prepay and reborrow under this Section 2.01(b) at any time before the Termination Date.  Swing Loans shall not be considered a utilization of the Commitment of the Administrative Agent or any other Bank hereunder.  All Swing Loans shall bear interest at the per annum rate or rates agreed to by the Borrower and the Administrative Agent from time to time, or, if no agreement is reached, at the Base Rate plus the Applicable Margin.  At any time, upon the request of the Administrative Agent, each Bank other than the Administrative Agent shall, on the third Domestic Business Day after such request is made, purchase a participating interest in Swing Loans in an amount equal to its ratable share (based upon its respective Commitment) of such Swing Loans.  On such third Domestic Business Day, each Bank will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation.  Whenever, at any time after the Administrative Agent has received from any such Bank its participating interest in a Swing Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it.  Each Bank's obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation:  (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Administrative Agent requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement by the Borrower or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

At any time during which the Sweep Agreement is in effect, on each Domestic Business Day, the Administrative Agent shall calculate the Net Cash Position in accordance with the terms of the Sweep Agreement.  If the Net Cash Position is less than zero, and so long as no Default or Event of Default has occurred and is continuing, then the Borrower shall be deemed to have irrevocably requested that the Administrative Agent make a Swing Loan to the Borrower in an amount equal to the lesser of (i) an amount equal to the amount of the deficit Net Cash Position, rounded up to the nearest $1,000 and (ii) an amount, which when added to the aggregate principal amount of all outstanding Swing Loans (after giving effect to any amount requested), shall not exceed the lesser of (A) the aggregate Commitment less the sum of all outstanding Loans and the Letter of Credit Obligations and (B) $50,000,000.  Principal and interest on Swing Loans deemed requested pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever.  Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Termination Date.

SECTION 2.02.  Method of Borrowing Syndicated Loans and Swing Loans.

(a)                The Borrower shall give the Administrative Agent notice (a "Notice of Borrowing"), which shall be substantially in the form of Exhibit D-1, prior to (i) 11:00 A.M. (Charlotte, North Carolina time) on the same Domestic Business Day of each Base Rate Borrowing or a Swing Loan Borrowing (except as provided under the Sweep Agreement), and (ii) 11:00 A.M. (Charlotte, North Carolina time) and at least 3 Euro‑Dollar Business Days before each Euro‑Dollar Borrowing, specifying:

(i)                  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing and of each Swing Loan Borrowing or a Euro‑Dollar Business Day in the case of a Euro‑Dollar Borrowing,

(ii)                the aggregate amount of such Borrowing,

(iii)               whether the Syndicated Loans comprising such Borrowing are to be Base Rate Loans or Euro‑Dollar Loans, or stating that such Borrowing is to be a Swing Loan Borrowing,

(iv)              in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(v)                how the proceeds of such Borrowing are to be made available to the Borrower.

(b)               Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and unless such Borrowing is a Swing Loan Borrowing of such Bank's ratable share of such Syndicated Borrowing and such Notice of Borrowing, once received by the Administrative Agent, shall not thereafter be revocable by the Borrower (except as otherwise provided in Section 8.01).

(c)                Not later than 1:00 P.M. (Charlotte, North Carolina time) on the date of each Syndicated Borrowing, each Bank shall (except as provided in paragraph (d) of this Section) make available its ratable share of such Syndicated Borrowing, in Federal or other funds immediately available in Charlotte, North Carolina, to the Administrative Agent at its address determined pursuant to Section 9.01.  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied or waived in accordance with Section 9.06, the Administrative Agent will make the funds so received from the Banks available to the Borrower in the manner provided for in the applicable Notice of Borrowing no later than 2:00 P.M.  Unless the Administrative Agent receives notice from a Bank, at the Administrative Agent's address referred to in or specified pursuant to Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Syndicated Borrowing with respect to a Euro-Dollar Loan, or no later than 1:00 P.M. on the date of a Syndicated Borrowing with respect to a Base Rate Loan, stating that such Bank will not make a Syndicated Loan in connection with such Syndicated Borrowing, the Administrative Agent shall be entitled to assume that such Bank will make a Syndicated Loan in connection with such Syndicated Borrowing and, in reliance on such assumption, the Administrative Agent may (but shall not be obligated to) make available such Bank's ratable share of such Syndicated Borrowing to the Borrower for the account of such Bank.  If the Administrative Agent makes such Bank's ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Syndicated Borrowing available on such date, the Administrative Agent shall be entitled to recover such Bank's ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Administrative Agent), together with interest thereon for each day during the period from the date of such Syndicated Borrowing until such sum shall be paid in full at a rate per annum equal to the rate at which the Administrative Agent determines that it obtained (or could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that (i) any such payment by the Borrower of such Bank's ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank and (ii) until such Bank has paid its ratable share of such Syndicated Borrowing, together with interest pursuant to the foregoing, it will have no interest in or rights with respect to such Syndicated Borrowing for any purpose hereunder.  If the Administrative Agent does not exercise its option to advance funds for the account of such Bank, it shall forthwith notify the Borrower of such decision.  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied or waived in accordance with Section 9.06, the Administrative Agent will make available to the Borrower at the Administrative Agent's Lending Office (or as otherwise agreed by the Administrative Agent) the amount of any such Borrowing which is a Swing Loan Borrowing no later than 2:00 P.M (except as provided under the Sweep Agreement).

(d)               If any Bank makes a new Syndicated Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Syndicated Loan from such Bank, such Bank shall apply the proceeds of its new Syndicated Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in paragraph (c) of this Section.

(e)                Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived.

(f)                 In the event that a Notice of Borrowing fails to specify whether the Syndicated Loans comprising such Syndicated Borrowing are to be Base Rate Loans or Euro‑Dollar Loans, such Syndicated Loans shall be made as Base Rate Loans.  If the Borrower is otherwise entitled under this Agreement to repay any Syndicated Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Syndicated Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Syndicated Borrowing, a new Syndicated Borrowing shall be deemed to be made on the date such Syndicated Loans mature in an amount equal to the principal amount of the Syndicated Loans so maturing, and the Syndicated Loans comprising such new Syndicated Borrowing shall be Base Rate Loans.

(g)                Notwithstanding anything to the contrary contained herein, there shall not be more than 6 Interest Periods outstanding at any given time.

SECTION 2.03.  Continuation and Conversion Elections.  By delivering a notice (a "Notice of Continuation or Conversion"), which shall be substantially in the form of Exhibit D-2, to the Administrative Agent on or before 12:00 P.M., Charlotte, North Carolina time, on a Domestic Business Day (or Euro-Dollar Business Day, in the case of Euro-Dollar Loans outstanding), the Borrower may from time to time irrevocably elect, by notice on the same Domestic Business Day, in the case of Base Rate Loans, or 3 Euro-Dollar Business Days, in the case of Euro-Dollar Loans, that all, or any portion in an aggregate principal amount of $500,000 or any larger integral multiple of $500,000 be, (i) in the case of Base Rate Loans, converted into or Euro-Dollar Loans or, or (ii) in the case of Euro-Dollar Loans, converted into Base Rate Loans or continued as Euro-Dollar Loans (in the absence of delivery of a Notice of Continuation or Conversion with respect to any Euro-Dollar Loan at least 3 Euro-Dollar Business Days before the last day of the then current Interest Period with respect thereto, such Euro-Dollar Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the Banks that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, any Euro-Dollar Loan when any Event of  Default has occurred and is continuing.

SECTION 2.04.  Notes.  (a)  The Syndicated Loans of each Bank shall be evidenced by a single Note made by the Borrower payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's  Commitment.  The Swing Loans shall be evidenced by a single Swing Loan Note payable to the order of the Administrative Agent in the original principal amount of $50,000,000.

(b)               Upon receipt of each Bank's Notes pursuant to Section 3.01, the Administrative Agent shall deliver such Notes to such Bank.  Each Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the date, amount and maturity of each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether such Loan is a Base Rate Loan or Euro‑Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank's Note; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes.  Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

SECTION 2.05.  Maturity of Loans.

(a)                Each Euro-Dollar Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

(b)               Notwithstanding the foregoing, the outstanding principal amount of the Loans, if any, together with all accrued but unpaid interest thereon, if any, shall be due and payable on September 30, 2008.

SECTION 2.06.  Interest Rates.  (a)  "Applicable Margin" means at all times:

(i)                  for the period commencing on the Closing Date to and including the first Performance Pricing Determination Date, for each Base Rate Loan 0.0%, and for each Euro-Dollar Loan 0.6%; and

(ii)                from and after the first Performance Pricing Determination Date, for each Base Rate Loan and for each Euro-Dollar Loan, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below as to such type of Loan and the Debt to Capitalization Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date.

Debt to Capitalization Ratio	Base Rate Loan	Euro-Dollar Loan
> 0.55 to 1.0	0.600%	1.500%
> 0.50 to 1.0 but < 0.55 to 1.0	0.350%	1.250%
> 0.40 to 1.0 but <0.50 to 1.0	0.000%	1.000%
>0.30 to 1.0 but <0.40 to 1.0	0.000%	0.750%
>0.20 to 1.0 but <0.30 to 1.0	0.000%	0.600%
< 0.20 to 1.0	0.000%	0.500%

In determining interest for purposes of this Section 2.06 and fees for purposes of Section 2.07, the Borrower and the Banks shall refer to the Borrower's most recent consolidated quarterly and annual (as the case may be) financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be.  The "Performance Pricing Determination Date" is the date which is the last date on which such financial statements are permitted to be delivered pursuant to Section 5.01(a) or (b), as applicable.  Any such required change in interest and fees shall become effective on such Performance Pricing Determination Date, and shall be in effect until the next Performance Pricing Determination Date, provided that no fees or interest shall be decreased pursuant to this Section 2.06 or Section 2.07 if an Event of Default is in existence on the Performance Pricing Determination Date.

(b)               Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus (or minus) the Applicable Margin.  Such interest shall be payable for each Interest Period on the last day thereof.  Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(c)                Each Euro‑Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period  applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period; provided that if any Euro‑Dollar Loan shall, as a result of paragraph (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Euro‑Dollar Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof.  Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro‑Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro‑Dollar Reserve Percentage.

The "London Interbank Offered Rate" applicable to any Euro‑Dollar Loan means for the Interest Period of such Euro‑Dollar Loan, the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro‑Dollar Loan offered for a term comparable to such Interest Period, which rates appear on Telerate Page 3750 effective as of 11:00 A.M., London time, 2 Euro‑Dollar Business Days prior to the first day of such Interest Period, provided that (i) if more than one such offered rate appears on Telerate Page 3750, the "London Interbank Offered Rate" will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of such offered rates; (ii) if no such offered rates appear on such page, the "London Interbank Offered Rate" for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York City, selected by the Administrative Agent, at approximately 10:00 A.M., New York City time, 2 Euro‑Dollar Business Days prior to the first day of such Interest Period, for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro‑Dollar Loan.

"Euro‑Dollar Reserve Percentage" means, with respect to a given Bank, for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the actual reserve requirement for such Bank in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro‑Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non‑United States office of any Bank to United States residents).  The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro‑Dollar Reserve Percentage.

(d)               The Administrative Agent shall determine the interest rates applicable to the Loans hereunder (other than Swing Loans, which shall be determined in accordance with Section 2.01(b)).  The Administrative Agent shall give prompt notice to the Borrower and the other Banks (by telephone or facsimile transmission) of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.07.  Fees.  (a)  The Borrower shall pay to the Administrative Agent, for the ratable account of each Bank, a facility fee, calculated in the manner provided in the last paragraph of Section 2.07(a)(iii), on the aggregate amount of such Bank's Commitment (without taking into account the amount of the outstanding Loans made by such Bank), at a rate per annum equal to: (i) for the period commencing on the Closing Date to and including the first Performance Pricing Determination Date, 0.15%; and (ii) from and after the first Performance Pricing Determination Date, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below and the Debt to Capitalization Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date:

Debt to Capitalization Ratio	Facility Fee
> 0.55 to 1.0	0.500%
> 0.50 to 1.0 but < 0.55 to 1.0	0.250%
> 0.40 to 1.0 but <0.50 to 1.0	0.150%
>0.30 to 1.0 but <0.40 to 1.0	0.150%
>0.20 to 1.0 but <0.30 to 1.0	0.150%
< 0.20 to 1.0	0.150%

Such facility fees shall accrue from and including the Closing Date to (but excluding the Termination Date) and shall be payable on each December 31, March 31, June 30, and September 30 and on the Termination Date.

(b)               The Borrower shall pay to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as mutually agreed in writing as of the Closing Date.

SECTION 2.08.  Optional Termination or Reduction of Commitments.  The Borrower may, upon at least 3 Domestic Business Days' notice to the Administrative Agent, terminate at any time, or proportionately reduce the Unused Commitments from time to time by an aggregate amount of at least $10,000,000.  Upon a reduction of the Unused Commitments, each Bank's Commitments shall be permanently and ratably reduced.

SECTION 2.09.  Mandatory Reduction and Termination of Commitments.  The  Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable by the Borrower on such date.

SECTION 2.10.  Optional Prepayments.  (a)  The Borrower may, upon notice to the Administrative Agent on the same day, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $100,000 or any larger amount, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b)               Subject to Section 8.05, the Borrower may, upon at least 2 Euro‑Dollar Business Days' notice to the Administrative Agent, prepay any Euro‑Dollar Loan in whole at any time, or from time to time in part, prior to the maturity thereof, in amounts aggregating at least $1,000,000 or any larger multiple of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of the prepayment.

(c)                Upon any Administrative Agent's receipt of a notice of prepayment pursuant to this Section, such notice shall not thereafter be revocable by the Borrower.

SECTION 2.11.  Mandatory Prepayments.  On each date on which the Commitments are reduced pursuant to Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Loans, if any (together with interest accrued thereon), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the aggregate amount of the Commitments as then reduced.

SECTION 2.12.  General Provisions as to Payments.  (a) The Borrower shall make each payment of principal of, and interest on, each Bank's Loans and of each Bank's fees hereunder, not later than 11:00 A.M. (Charlotte, North Carolina time) on the date when due, in Federal or other funds immediately available at the place where payment is due, to such Bank at its address set forth on the signature pages hereof or at such other address as such Bank may notify the Borrower in writing from time to time.

(b)               Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of or interest on, the Euro‑Dollar Loans shall be due on a day which is not a Euro‑Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro‑Dollar Business Day unless such Euro‑Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro‑Dollar Business Day.

SECTION 2.13.  Computation of Interest and Fees.  Interest on Base Rate Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Interest on Euro‑Dollar Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.  Any fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14.  Letters of Credit.

(a)                New Letters of Credit. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower herein set forth, the Administrative Agent and the Additional Issuer shall issue for the account of Borrower, one or more New Letters of Credit denominated in Dollars, in accordance with this Section 2.14(a), from time to time during the period commencing on the Closing Date and ending on the Business Day prior to the Termination Date; provided, however, the Additional Issuer may only issue New Letters of Credit under this Section 2.14(a) after prior written notice has been sent to the Administrative Agent.

(i)                  An Issuer shall have no obligation to issue any New Letter of Credit at any time:  (A) if the Administrative Agent has determined that the aggregate maximum amount then available for drawing under all Letters of Credit, after giving effect to the issuance of the requested New Letter of Credit, would exceed any limit imposed by law or regulation upon the Issuer; (B) if the Administrative Agent has determined that, after giving effect to the issuance of the requested New Letter of Credit, (1) the aggregate Letter of Credit Obligations would exceed $100,000,000, or (2) the conditions set forth in this Agreement as to the advancing of Loans or issuance of New Letters of Credit Section which have not been waived in accordance with Section 9.06 would not be satisfied; and (C) which has an expiration date (1) more than 364 days after the date of issuance (except in the case of any New Letter of Credit which contains an "evergreen" extension function, so long as any such extension does not extend beyond the Termination Date) or (2) after the Termination Date.  The obligation of an Issuer to issue any New Letter of Credit is subject to the satisfaction in full of the following conditions: (A) the Borrower shall have delivered to the applicable Issuer at such times and in such manner as the applicable Issuer may prescribe, a Reimbursement Agreement as to New Letters of Credit and such other documents and materials as may be required pursuant to the terms thereof all satisfactory in form and substance to the applicable Issuer and the terms of the proposed New Letter of Credit shall be satisfactory in form and substance to such applicable Issuer; (B) as of the date of issuance no order, judgment or decree of any court, arbitrator or Authority shall purport by its terms to enjoin or restrain the applicable Issuer from issuing the New Letter of Credit and no law, rule or regulation applicable to the applicable Issuer and no request or directive (whether or not having the force of law) from any Authority with jurisdiction over the applicable Issuer shall prohibit or request that the applicable Issuer refrain from the issuance of letters of credit generally or the issuance of that New Letter of Credit; and (C) after the issuance of the requested New Letter of Credit, the conditions set forth in this Section shall be satisfied.

(ii)                At least two Business Days before the effective date for any New Letter of Credit, the Borrower shall give the applicable Issuer and the Administrative Agent notice by telecopier containing the signature of an authorized officer or employee of such Borrower.  Such notice shall be irrevocable and shall specify the original face amount of the New Letter of Credit requested, the effective date (which day shall be a Business Day) of issuance of such requested New Letter of Credit, the date on which such requested New Letter of Credit is to expire, the amount of then outstanding aggregate Letter of Credit Obligations, the purpose for which such New Letter of Credit is to be issued, whether such New Letter of Credit may be drawn in single or partial draws and the person for whose benefit the requested New Letter of Credit is to be issued and the identity of the proposed Issuer.

(iii)               If the conditions set forth above are satisfied, the applicable Issuer shall issue the requested New Letter of Credit.  The Administrative Agent shall give each Bank written or telex notice in substantially the form of Exhibit F, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a New Letter of Credit and shall deliver to each Bank in connection with such notice a copy of the New Letter of Credit issued by the applicable Issuer, provided that the Administrative Agent shall be obligated to deliver the foregoing with respect to a New Letter of Credit issued by the Additional Issuer only after receipt by the Administrative Agent of all notices required to be delivered to the Administrative Agent with respect thereto.

(iv)              The Borrower shall pay to the applicable Issuer, solely for its own account, the standard charges and fees (including, without limitation, fronting fees) assessed by the applicable Issuer in connection with the issuance, administration, amendment and payment or cancellation of New Letters of Credit issued hereunder, which charges and fees shall be those typically charged by the applicable Issuer to its customers generally having credit and other characteristics similar to the Borrower, as determined in good faith by the applicable Issuer.

(b)               Letters of Credit Payments; Duties of the Administrative Agent.

(i)                  Subject to the terms and conditions contained in this Agreement, with respect to the Letters of Credit, the Borrower shall pay to the order of the Administrative Agent the amount of the Letter of Credit Fee payable with respect to each Letter of Credit (and the Administrative Agent shall pay to each other Bank such Bank's respective pro rata share thereof) (A) on the first day of each Fiscal Quarter, (B) on the Termination Date and (C) if there are any Letter of Credit Obligations on the Termination Date, on the first date thereafter on which there are no Letter of Credit Obligations, in each case for the previous period.

(ii)                Upon receipt by an Issuer from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, such Issuer shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuer as a result of such demand and the date on which payment is to be made by such Issuer to such beneficiary in respect of such demand.  The Borrower shall reimburse the Issuer for drawings under a Letter of Credit issued by it no later than the earlier of (A) the time specified in the Reimbursement Agreement, or (B) 1 Domestic Business Day after the payment by the Issuer.  Upon its receipt of a notice referred to in the first sentence of this Subsection (ii), the Borrower shall advise the Administrative Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the applicable Issuer for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower fails to so advise the Administrative Agent, or if the Borrower fails to reimburse an Issuer for a demand for payment under a Letter of Credit by the date required to do so, then (i) if the applicable conditions contained in Article III would permit the making of Syndicated Loans, the Borrower shall be deemed to have requested a borrowing of Syndicated Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender notice of the amount of the Syndicated Loan to be made available in accordance with Section 2.02(c), and (ii) if such conditions would not permit the making of Loans, the provisions of Subsection (d) of this Section shall apply.  The $500,000 limitations set forth in Section 2.01(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(iii)               Any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit until the date of payment in full thereof at a rate per annum equal to (A) prior to the date that is 3 Domestic Business Days after the date of the related payment by the Issuer, the Base Rate and (B) thereafter, the Default Rate.

(iv)              Any action taken or omitted to be taken by an Issuer in connection with any Letter of Credit issued by it, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put such Issuer under any resulting liability to any Bank, or assuming that such Issuer has complied with the procedures specified in Subsection (iii), relieve that Bank of its obligations hereunder to such Issuer.  In determining whether to pay under any Letter of Credit, the Issuer thereof shall have no obligation relative to the Banks other than to confirm that any documents required to have been delivered under such Letter of Credit appear to comply on their face, with the requirements of such Letter of Credit.

(v)                After the occurrence and during the continuation of an Event of Default, or upon the termination of this Agreement, to the extent of any Letter of Credit Obligations, the Issuers may, as separate collateral security to be held by the Banks for reimbursement of amounts of the Letter of Credit Obligations which are subsequently funded by an Issuer (and for which the other Banks have purchased a participation therein as set forth below), either (x) immediately advance the principal amount thereof as Loans, and set aside the amounts so advanced as such collateral security, or (y) demand from the Borrower cash collateral in an amount equal to 100% of such Letter of Credit Obligations with respect to each Letter of Credit as such collateral security. The Borrower hereby agrees that the Banks shall have a right of setoff against and security interest in such collateral reserve.  After a Letter of Credit has been canceled and all Letter of Credit Obligations with respect to such Letter of Credit have been satisfied, and the applicable Issuer (or participant) has been reimbursed all amounts funded by such Issuer with respect thereto, any balance remaining in said collateral reserve with respect to such Letter of Credit may be applied to other unpaid obligations of the Borrower hereunder, and, if none, shall be remitted to the Borrower.

(c)                Purchase of Participations.  Each Bank hereby irrevocably and unconditionally purchases and receives from each Issuer, without recourse or warranty, an undivided interest and participation, equal to the amount of such Bank's LC Commitment Percentage in each Letter of Credit issued by such Issuer.  Each Bank acknowledges receipt of a copy of each Existing Letter of Credit as of the Closing Date.

(d)               Sharing of Letters of Credit Payments.  In the event that an Issuer makes any payment under a Letter of Credit issued by it for which the Borrower shall not have repaid such amount to such Issuer pursuant to this Section, such Issuer shall promptly notify the other Banks of such failure, and each other Bank shall promptly and unconditionally pay to such Issuer the LC Commitment Percentage of the amount of such payment in Dollars and in same day funds. If an Issuer so notifies the other Banks prior to 10:00 A.M. (Charlotte, North Carolina time) on any Domestic Business Day, such other Banks shall make available to such Issuer the LC Commitment Percentage of the amount of such payment on such Domestic Business Day in same day funds.  If and to the extent any of such other Banks shall not have so made its LC Commitment Percentage of the amount of such payment available to such Issuer, such other Bank agrees to pay to such Issuer forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to such Issuer at the Federal Funds Rate.

(e)                Sharing of Reimbursement Obligation Payments. Whenever an Issuer receives a payment from the Borrower or any guarantor on account of Letter of Credit Obligations owing in respect of a Letter of Credit issued by such Issuer including any interest thereon, as to which such Issuer has received any payments from the other Banks pursuant to this Section, such Issuer shall promptly pay to each other Bank its participating interest therein, in Dollars and in the kind of funds so received, an amount equal to such other Bank's LC Commitment Percentage thereof.  Each such payment shall be made by such Issuer on the Domestic Business Day on which the funds are paid to such Person, if received prior to 10:00 a.m. (Charlotte, North Carolina time) on such Domestic Business Day, and otherwise on the next succeeding Domestic Business Day. Each Bank agrees that letter of credit fees (other than the Letter of Credit Fee) payable under an Issuer's Reimbursement Agreement are solely for the account of such Issuer, notwithstanding any provision contained herein to the contrary.

(f)                 Obligations Irrevocable.  The obligations of each Bank to make payments to an Issuer with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)                  any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)                the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in the Letters of Credit or any transferee of the Letters of Credit (or any Person for whom any such transferee may be acting), an Issuer, any Bank or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions;

(iii)               any draft, certificate or any other document presented under a Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v)                payment by an Issuer under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(vi)              payment by an Issuer under a Letter of Credit against presentation of any draft or certificate that does not comply with the terms of such Letter of Credit, except payment resulting from the gross negligence or willful misconduct of an Issuer; or

(vii)             any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing, except circumstances or happenings resulting from the gross negligence or willful misconduct of the Issuer.

(g)                Amendments to Letters of Credit and Reimbursement Agreements.  No Issuer shall agree to an amendment or modification to its Reimbursement Agreement or any Letter of Credit issued by it unless the Required Banks have granted their prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided, however, an Issuer of a Letter of Credit may amend or otherwise modify such Letter of Credit without the need to obtain consent of the Required Banks if the respective Letter of Credit affected thereby could have been issued under this Agreement in such amended or modified form, but if the undrawn available amount under such Letter of Credit is increased thereby, only so long as a notice is sent by the Borrower under Section 3.02(a) and the Additional Issuer under the first proviso contained in Section 2.14(a).  In the case of any conflict between provisions of any Reimbursement Agreement or this Agreement, the provisions of this Agreement shall govern, but only for so long as this Agreement is in effect.

SECTION 2.15.  Guarantee of Reimbursement Obligations.  The following provisions of this Section 2.15 shall apply solely to each Reimbursement Agreement for which the Borrower is not the Applicant.

(a)                The Borrower hereby absolutely and unconditionally, guarantees the due and punctual payment and performance of the Letter of Credit Obligations.  Upon failure by an Applicant to pay any such amount in accordance with the terms of its Reimbursement Agreement, the Borrower agrees that it shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Reimbursement Agreement.

(b)               The obligations of the Borrower under this Section 2.15 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by: (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of an Applicant under the Reimbursement Agreement, by operation of law or otherwise or any obligation of any other guarantor of any of the Letter of Credit Obligations; (ii) any modification or amendment of or supplement to the Reimbursement Agreement; (iii) any release, nonperfection or invalidity of any direct or indirect security for any obligation of an Applicant under the Reimbursement Agreement, or any obligations of any other guarantor of any of the Letter of Credit Obligations; (iv) any change in the corporate existence, structure or ownership of an Applicant or any other guarantor of any of the Letter of Credit Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting an Applicant, or any other guarantor of the Letter of Credit Obligations, or its assets or any resulting release or discharge of any obligation of an Applicant, or any other guarantor of any of the Letter of Credit Obligations; (v) the existence of any claim, setoff or other rights which the Borrower may have at any time against an Applicant, any other guarantor of any of the Letter of Credit Obligations, any Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (vi) any invalidity or unenforceability relating to or against an Applicant, or any other guarantor of any of the Letter of Credit Obligations, for any reason related to the Reimbursement Agreement, or any other Guaranty, or any provision of applicable law or regulation purporting to prohibit the payment of the Letter of Credit Obligations by an Applicant, or any other guarantor of the Letter of Credit Obligations; and (vii) any other act or omission to act or delay of any kind by an Applicant, any other guarantor of the Letter of Credit Obligations, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Borrower's obligations hereunder, including without limitation, any failure, omission, delay or inability on the part of any Bank to enforce, assert or exercise any right power or remedy conferred on any Bank under the Reimbursement Agreement or any other Loan Documents.

(c)                The Borrower's obligations hereunder shall remain in full force and effect until all Letter of Credit Obligations shall have been paid in full and the relevant Reimbursement Agreement shall have terminated or expired.  If at any time any  amount payable by an Applicant under a Reimbursement Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of an Applicant or otherwise, the Borrower's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(d)               The Borrower irrevocably waives any requirement that at any time any action be taken by any Person against an Applicant, any other guarantor of the Letter of Credit Obligations, or any other Person.

SECTION 2.16.  Amendments Required as a Result of Permanent Facility.  In the event that:

(a)                the Borrower obtains senior bank debt financing in addition to the Revolving Credit Facilities in an amount greater than $300 million, including without limitation, in connection with any (i) acquisition (whether of assets or stock) of a business operation, unit, division or entity (each, a "Business"), or (ii) merger or other transaction having the effect of acquiring a Business;

(b)               such senior bank debt financing (or any commitment with respect thereto) remains outstanding with the original lender (whether alone or as a part of syndicate of lenders) in whole or in part for a period greater than 180 days (each, a "Permanent Facility");

(c)                the Permanent Facility contains any provisions more favorable to the lenders party thereto than the provisions of the Revolving Credit Facilities (the "More Favorable Terms"), including, without limitation, interest rates (including, without limitation, margins), fees or other pricing terms (collectively, the "Pricing Terms") in amounts greater than any comparable Pricing Terms with respect to the 364 Day Revolving Credit Facility (as reasonably determined by the Banks); and

(d)               after giving effect to a fully funded commitment under the Permanent Facility the Debt to Capitalization Ratio shall be greater than 0.40 to 1.00 at the end of any Fiscal Quarter;

then, upon the written request by the Banks after the occurrence of all such events described in the immediately preceding clauses (a), (b), (c) and (d) (the "Amendment Events"), the Borrower agrees to promptly amend the Revolving Credit Facilities effective for so long as the Debt to Capitalization Ratio is greater than 0.40 to 1.00 as follows:

1.                  to give the Banks the benefit of any such More Favorable Terms, and

2.                   to increase (but not decrease) any such Pricing Terms of the Revolving Credit Facilities as follows:

(i)                  in amounts mutually agreed between the Borrower and the Banks, or

(ii)                in the event such an amendment by mutual agreement is not executed and delivered within 30 days after the Amendment Events, then the Revolving Credit Facilities will be amended such that the Pricing Terms of the Revolving Credit Facilities will be identical to the Pricing Terms of the Permanent Facility.

ARTICLE III

CONDITIONS TO BORROWINGS AND ISSUANCE OF NEW LETTERS OF CREDIT

SECTION 3.01.  Conditions to Effective Date.  The obligations of each Bank under this Agreement are subject to the satisfaction of the conditions set forth in Section 3.02 and receipt by the Administrative Agent of the following (in sufficient number of counterparts (except as to the Notes) for delivery of a counterpart to each Bank and retention of one counterpart by the Administrative Agent):

(a)                a written letter agreement evidencing the termination of the Fifth Amended and Restated Credit Agreement dated as of November 23, 1999 among Mohawk Industries, Inc., SunTrust Bank, and Wachovia Bank, National Association, and any other lenders party thereto;

(b)               from each of the parties hereto a duly executed counterpart of this Agreement;

(c)                a duly executed Note by the Borrower for the account of each Bank complying with the provisions of Section 2.04;

(d)               an opinion of Alston & Bird LLP, counsel for the Borrower, dated as of the Effective Date, substantially in the form of Exhibit B;

(e)                the Borrower's most recent audited consolidated financial statements, including, without limitation, a balance sheet and income statement and its most recent 10-K filed with the Securities and Exchange Commission, in such form and substance satisfactory to the Banks in their sole discretion;

(f)                 a certificate, dated as of the Effective Date, signed by a principal financial officer of the Borrower, certifying (i) that no Default has occurred and is continuing on the Effective Date, (ii) that the representations and warranties of the Borrower contained in Article IV are true on and as of the Effective Date, and (iii) in detail satisfactory to the Administrative Agent, the amount of all outstanding Debt as of the Effective Date;

(g)                all documents which the Administrative Agent or any Bank may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Loan Documents to which the Borrower is a party, and any other matters relevant thereto, all in form and substance satisfactory to the Administrative Agent, including, without limitation, a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower, authorized to execute and deliver the Loan Documents, and certified copies of the following items as to the Borrower:  (i) its Certificate of Incorporation, (ii) its Bylaws, (iii) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Borrower as a Delaware corporation, and (iv) the action taken by its Board of Directors (or a duly authorized committee thereof) authorizing its execution, delivery and performance of the Loan Documents to which it is a party; and

(h)                a Notice of Borrowing, if necessary.

SECTION 3.02.  Conditions to All Borrowings and Issuance of New Letters of Credit.  The obligation of each Bank to make a Loan on the occasion of each Borrowing or an Issuer to issue a New Letter of Credit is subject to the satisfaction of the following conditions:

(a)                in the case of a Loan, receipt by the Administrative Agent of a Notice of Borrowing, or in the case of a New Letter of Credit (or increase to the undrawn amount available under a Letter of Credit), receipt by the Administrative Agent and the applicable Issuer of a request for such Letter of Credit (or request as to such increase);

(b)               the fact that, immediately after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing;

(c)                the fact that the representations and warranties contained in Article IV of this Agreement shall be true on and as of the date of such Borrowing or issuance of such Letter of Credit except for changes permitted by this Agreement and except to the extent they relate solely to an earlier date; and

(d)               the fact that, immediately after such Borrowing or issuance of such Letter of Credit, the sum of (x) the aggregate outstanding principal amount of the  Loans plus the Letter of Credit Obligations of the Banks will not exceed (y) the amount of the aggregate Commitments.

Each Borrowing and issuance of a New Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the facts specified in paragraphs (b), (c) and (d) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01.  Corporate Existence and Power.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary and where failure to be so qualified could have or create a reasonable possibility of causing a Material Adverse Effect, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02.  Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official (other than routine filings with the Securities and Exchange Commission), (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by‑laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.03.  Binding Effect.  This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower (provided that the Borrower is a party to any such Loan Document) enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

SECTION 4.04.  Financial Information.  (a)  The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2002, and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by KPMG LLP, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Borrower for the interim period ended June 30, 2003, copies of which have been delivered to each of the Banks, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b)               Since December 31, 2002, there has been no event, act, condition or occurrence having, or which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.05.  No Litigation.  Except as set forth on Schedule 4.05, as of the date hereof, there is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened in writing, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.06.  Compliance with ERISA.  (a)  The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the presently applicable provisions of ERISA and the Code (except where such noncompliance could not reasonably be expected to have a Material Adverse Effect), and have not incurred any liability to the PBGC under Title IV of ERISA.

(b)               Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

SECTION 4.07.  Taxes.  There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid or valid and effective extensions therefor have been obtained.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.  United States income tax returns of the Borrower and its Subsidiaries' have been examined and closed through the Fiscal Year ended 1994.

SECTION 4.08.  Subsidiaries.  Each of the Borrower's Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its creation and organization, and has all powers (by virtue of its creation and organization) and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  As of the date hereof, the Borrower has no Subsidiaries except for those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary's complete name and jurisdiction of creation and organization. Schedule 4.08 also sets forth the amount of the Borrower's and each of its Subsidiaries' Investments in the Foreign Subsidiaries as of the Closing Date.

SECTION 4.09.  Not an Investment Company.  The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10.  Ownership of Property; Liens.  Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.07.

SECTION 4.11.  No Default.  Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 4.12.  Full Disclosure.  All information heretofore furnished by the Borrower to any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.  The Borrower has disclosed to the Banks in writing any and all facts which would have or create a reasonable possibility of causing a Material Adverse Effect.

SECTION 4.13.  Environmental Matters.  (a) To the best knowledge of the Borrower, after due inquiry (which does not necessarily mean the performance of a phase I environmental audit), (a) neither the Borrower nor any Subsidiary is subject to any Environmental Liability and (b) neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA in respect of any matters that could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, after due inquiry (which does not necessarily mean the performance of a phase I environmental audit), none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. Section 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA, in each case, in respect of any matters that could reasonably be expected to have a Material Adverse Effect.

(b)               To the best knowledge of the Borrower, after due inquiry (which does not necessarily mean the performance of a phase I environmental audit), no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for (i) Hazardous Materials, such as cleaning solvents, combustion enhancers, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements, and (ii) Hazardous Materials with respect to which the presence thereof, any required remediation with respect thereto, or the expenses, fines, penalties and other costs relating thereto could not reasonably be expected to have a Material Adverse Effect.

(c)                Except for non-compliance which could not reasonably be expected to have a Material Adverse Effect, the Borrower, and each of its Subsidiaries is in compliance with all Environmental Requirements in connection with the operation of the Properties and each of the Borrower's and its Subsidiary's respective businesses.

SECTION 4.14.  Capital Stock.  All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws.  At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries, if any, (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim.

SECTION 4.15.  Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used, except as permitted by Section 5.11, (a) to purchase or carry any Margin Stock or (b) to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

SECTION 4.16.  Insolvency.  After giving effect to the execution and delivery of the Loan Documents and the making of  the Loans under this Agreement, the Borrower will not be "insolvent," within the meaning of such term as used in O.C.G.A. § 18‑2‑22 or as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Commitment shall remain in effect, any Letter of Credit Obligations are outstanding or any amount payable hereunder or under any Note remains unpaid:

SECTION 5.01.  Information.  The Borrower will deliver to each of the Banks:

(a)                as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of earnings, stockholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, including the related unqualified audit opinion issued by KPMG LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks;

(b)               as soon as available and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter), a consolidated  balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of earnings and statements of cash flows for such quarter and for the portion of the Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year‑end adjustments) as to fairness of presentation, GAAP (except for the failure to provide footnotes thereto) and consistency by the chief financial officer or the corporate controller of the Borrower;

(c)                simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit E (a "Compliance Certificate"), of the chief financial officer, treasurer or the corporate controller of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03, 5.04, and Section 5.07, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)               simultaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, operations and cash flow projections (indicating projected earnings and significant cash sources and uses) prepared by the Borrower for the Fiscal Year following the Fiscal Year reported on in such statements referred to in paragraph (a), in such form and substance as is acceptable to the Required Banks, in their sole discretion;

(e)                within 1 Domestic Business Day after the Borrower becomes aware of the occurrence of any Default, telephonic notice to each of the Banks of the occurrence of a Default (which telephonic notice shall set forth the details thereof), followed, within 10 Domestic Business Days after the date of such telephonic notice, with a certificate of the chief financial officer or the treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)                 promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)                promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S‑8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(h)                if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

(i)                  from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as any Bank may reasonably request, including, without limitation, consolidating balance sheets and statements of earnings of the Borrower and the Borrower's Subsidiaries, in existence at such time, as at the end of any fiscal period.

SECTION 5.02.  Inspection of Property, Books and Records.  The Borrower will (i) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each Subsidiary to permit, representatives of any Bank at such Bank's expense prior to the occurrence of a Default and at the Borrower's expense after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants.  The Borrower agrees to cooperate and assist in such visits and inspections, in each case upon reasonable notice, at such reasonable times and as often as may reasonably be desired.

SECTION 5.03.  Debt to Capitalization Ratio.  The Debt to Capitalization Ratio shall be less than 0.60 to 1.0 at the end of each Fiscal Quarter.

SECTION 5.04.  Debt to EBITDA Ratio.  The ratio of the Borrower's (a) Consolidated Debt to (b) the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes on the Borrower's consolidated pre-tax income, and (iv) Depreciation and Amortization shall not be greater than 3.5 to 1.0 at the end of each Fiscal Quarter.  Clause (b) in this Section 5.04 shall be calculated on a trailing 4 quarter basis as at the end of each such Fiscal Quarter.

SECTION 5.05.  Restricted Payments.  The Borrower shall not declare or make any Restricted Payment unless, after giving effect thereto, no Default shall exist.

SECTION 5.06.  Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make or maintain any Investments except (a) Investments in the Borrower or any Subsidiary, including without limitation, advances or loans between or among the Borrower or any Subsidiary and loans and advances to officers and employees of the Borrower or any Subsidiary in the ordinary course of business, provided, however, in no event will Investments made by the Borrower or any Subsidiary in Foreign Subsidiaries after the Closing Date exceed, in the aggregate, 20% of Consolidated Total Assets calculated immediately after giving effect thereto; (b) Investments in Persons engaged in a Permitted Line of Business (whether or not such Person is, or after giving effect to any such Investment becomes, a Subsidiary); (c) Investments in Persons in connection with Permitted Acquisitions; and (d) Investments in Approved Investments; provided, however, during the existence of an Event of Default, neither the Borrower nor any of its Subsidiaries may make any new Investments without the prior written consent of the Required Banks.

SECTION 5.07.  Negative Pledge.  Neither the Borrower nor any of its Subsidiaries will  create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)                Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $5,000,000;

(b)               any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary and not created in contemplation of such event;

(c)                any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

(d)               any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

(e)                any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(f)                 Liens securing Debt owing by any Subsidiary to the Borrower;

(g)                any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(h)                Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i)                  any Lien on Margin Stock;

(j)                 Liens in connection with an Asset Securitization permitted under Section 5.10;

(k)               Liens involuntarily imposed and being contested in good faith, subject to the Borrower or such Subsidiary having established reasonable reserves therefor to the extent required under GAAP;

(l)                  Liens against the assets of Aladdin (formerly owned by Galaxy) under the Catoosa Co. IRB solely to the extent existing as of the date hereof; and

(m)              Liens against the assets of Aladdin (formerly owned by Image Industries, Inc.) under the Summerville City IRB solely to the extent existing as of the date of the Image Acquisition.

provided that Liens permitted by the foregoing paragraphs (a) through (i) shall at no time secure Debt in an aggregate amount exceeding the greater of (x) $90,000,000 or (y) 15% of Consolidated Net Worth.

SECTION 5.08.  Maintenance of Existence.  Other than as permitted by Section 5.09 or 5.10, the Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in a Permitted Line of Business.

SECTION 5.09.  Dissolution.  Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by Section 5.10 or in connection with a Restricted Payment which is permitted pursuant to Section 5.05.

SECTION 5.10.  Consolidations, Mergers and Sales of Assets.  The Borrower will not, nor will the Borrower permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with and into the Borrower, any other Subsidiary, or any other Person if after giving effect thereto such other Person would be a Subsidiary, (c) assets may be transferred from a Subsidiary to the Borrower or another Subsidiary, (d) any Wholly-Owned Subsidiary may dissolve or liquidate so long as the assets of such Subsidiary at the time of such dissolution or liquidation are transferred to such Subsidiary's shareholder and such shareholder assumes all of the liabilities of such Subsidiary at the time of such dissolution or liquidation, (e) the Borrower and its Subsidiaries may factor receivables,  (f) the Borrower and its Subsidiaries may effect Asset Securitizations, and (g) the foregoing limitation on the sale, lease or other transfer of assets shall not prohibit, during any Fiscal Quarter, a transfer of assets by the Borrower or any Subsidiary (in a single transaction or in a series of related transactions) unless (x) the proceeds thereof are not reinvested within 180 days thereafter in a Permitted Line of Business owned by the Borrower or such Subsidiary or (y) the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters, constituted more than 20% of Consolidated Total Assets at the end of the fourth Fiscal Quarter immediately preceding such Fiscal Quarter.

SECTION 5.11.  Use of Proceeds.  The proceeds of the Loans shall be used by the Borrower to provide for working capital, to finance capital expenditures, to finance Investments permitted under Section 5.06, and for the other general corporate purposes of the Borrower and its Subsidiaries.  In no event shall any portion of the proceeds of the Loans  be used by the Borrower (i) except for Permitted Acquisitions, in connection with any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock other than the common stock or other capital stock of the Borrower, or (iii) for any purpose in violation of any applicable law or regulation.

SECTION 5.12.  Compliance with Laws; Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or where noncompliance would not have or create a reasonable possibility of causing a Material Adverse Effect.  The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due, giving regard for any  extensions obtained, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of either the Borrower or any Subsidiary, except liabilities being contested in good faith and against which, if requested by the Banks, either the Borrower or such Subsidiary will set up reserves in accordance with GAAP.

SECTION 5.13.  Insurance.  The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business, subject to the Borrower's right to self‑insure with respect to loss or damage to property in an amount reasonably acceptable to the Banks.

SECTION 5.14.  Change in Fiscal Year.  The Borrower shall give the Banks at least 30 day's prior written notice of any change in the determination of its Fiscal Year.

SECTION 5.15.  Maintenance of Property.  Subject to the rights of the Borrower or any Subsidiary to discontinue certain operations under Section 5.09 or 5.10, the Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good working order, ordinary wear and tear and obsolescence excepted (excluding losses due to fully insured, subject to commercially reasonable deductibles, casualties).

SECTION 5.16.  Environmental Notices.  The Borrower shall furnish to the Banks prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property which would have a Material Adverse Effect, and all relevant facts, events, or conditions relating thereto.

SECTION 5.17.  Environmental Matters.  The Borrower will not, nor will it permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, combustion enhancers, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.18.  Environmental Release.  The Borrower agrees that upon the occurrence of an Environmental Release which would have a Material Adverse Effect and which violates any Environmental Requirement it will promptly investigate the extent of, and take appropriate action to remediate such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.19.  Debt of Subsidiaries.  The Borrower shall not permit any Subsidiary to incur any Debt except for (i) Debt owed by a Subsidiary to the Borrower or another Subsidiary, (ii) Debt deemed incurred in connection with an Asset Securitization permitted under Section 5.10; (iii) (A) Debt of Subsidiaries arising in connection with the Summerville City IRB and the Catoosa Co. IRB and incurrence of reimbursement obligations with respect to the Letters of Credit and (B) other Debt of Subsidiaries arising in connection with the issuance of bonds by governmental authorities so long as such Debt is supported by a letter of credit issued by a financial institution for the benefit of the Borrower and the Borrower is obligated to such financial institution under a reimbursement agreement for the reimbursement of amounts drawn under such letter of credit; and (iv) in addition to Debt incurred under clauses (i) through (iii) of this Section, other Debt of Subsidiaries not exceeding in the aggregate amount outstanding at any time 15% of Consolidated Net Worth.

ARTICLE VI

DEFAULTS

SECTION 6.01.  Events of Default.  If one or more of the following events ("Events of Default") shall have occurred and be continuing:

(a)                the Borrower shall fail to pay when due any principal or any interest on any Loan or any fee or other amount payable hereunder within 5 Domestic Business Days after such principal, interest, fee or other amount shall become due (except at maturity on the applicable Termination Date); or

(b)               the Borrower shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 through 5.11, inclusive, or 5.19; or

(c)                the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by paragraph (a) or (b) above) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank or (ii) the Borrower otherwise becomes aware of any such failure; or

(d)               any representation, warranty, certification or statement made by the Borrower in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement or any of the other Loan Documents shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)                the Borrower or any Subsidiary shall fail to make any payment in respect of Debt in excess of $25,000,000 in the aggregate outstanding (other than the Notes or pursuant to any of the other Loan Documents) when due, and such failure shall continue following any applicable grace period; or

(f)                 any event or condition shall occur which results in the acceleration of the maturity of Debt in excess of $25,000,000 in the aggregate outstanding of the Borrower or any Subsidiary (including, without limitation, any "put" of such Debt to the Borrower or any Subsidiary) or enables or, with the giving of notice or lapse of time or both, would enable, the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof (including, without limitation, any "put" of such Debt to the Borrower or any Subsidiary); or

(g)                the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)                an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)                  the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than pursuant to a standard termination) shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)                 one or more judgments or orders for the payment of money in an aggregate amount in excess of $25,000,000 (exclusive of insurance coverage if any insurer shall have acknowledged such coverage in writing) shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k)               one or more federal tax liens securing an aggregate amount in excess of $5,000,000 shall be filed against the Borrower or any Material Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Material Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l)                  (i) any Person or two or more Persons acting in concert shall have acquired, after the Closing Date, beneficial ownership (within the meaning of Rule 13d‑3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date following the Closing Date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower, as appropriate, as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m)              an "Event of Default" shall occur under any of the other Loan Documents; or

(n)                (i) any of the Loan Documents shall cease to be enforceable, or (ii) the Borrower shall assert that any Loan Document shall cease to be enforceable.

then, and in every such event, (i) the Administrative Agent shall, if requested by the Required Banks by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) the Administrative Agent shall, if requested by the Required Banks by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in paragraph (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default.  Notwithstanding the foregoing, each of the Banks shall have available to it all other remedies at law or equity.

SECTION 6.02.  Notice of Default.

The Administrative Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all Banks thereof.

ARTICLE VII
THE AGENT

SECTION 7.01.  Appointment; Powers and Immunities.

Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  The Administrative Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Administrative Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.  The Administrative Agent may employ agents and attorneys‑in‑fact and shall not be responsible for the negligence or misconduct of any such agents  or attorneys‑in‑fact selected by it with reasonable care.  The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof (other than Section 7.10).  In performing its functions and duties under this Agreement and under the other Loan Documents, the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.  The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.

SECTION 7.02.  Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Administrative Agent.  As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

SECTION 7.03.  Defaults.

The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest on the Loans) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default".  In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks.  The Administrative Agent shall (subject to Section 9.06) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 7.04.  Rights of Administrative Agent and its Affiliates as a Bank.

With respect to the Loans made by the Administrative Agent and any Affiliate of the Administrative Agent, Wachovia in its capacity as a Bank hereunder and any Affiliate of the Administrative Agent or such Affiliate in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though Wachovia were not acting as the Administrative Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include Wachovia in its individual capacity and any Affiliate of the Administrative Agent in its individual capacity.  The Administrative Agent and any Affiliate of the Administrative Agent may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of the Borrower's Affiliates) as if Wachovia were not acting as the Administrative Agent, and the Administrative Agent and any Affiliate of the Administrative Agent may accept fees and other consideration from the Borrower (and any of the Borrower's Affiliates) (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Administrative Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

SECTION 7.05.  Indemnification.

Each Bank severally agrees to indemnify the Administrative Agent, to the extent the Administrative Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 7.06.  Consequential Damages.

THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.07.  Payee of Note Treated as Owner.

The Administrative Agent may deem and treat each Person in whose name a Loan is registered as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent and the provisions of Section 9.08(c) have been satisfied.  Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be  conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

SECTION 7.08.  Nonreliance on Administrative Agent and Other Banks.

Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  The Administrative Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Administrative Agent.

SECTION 7.09.  Failure to Act.

Except for action expressly required of the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking, continuing to take, or failing to take any such action.

SECTION 7.10.  Resignation or Removal of Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Administrative Agent may be removed at any time with or without cause by the Required Banks.  Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent's notice of resignation or the Required Banks' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent.  Any successor Administrative Agent shall be a lender which has a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.  The appointment of any successor Administrative Agent shall, provided no Default of Event of Default exists, be subject to the Borrower's prior written approval.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01.  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period:

(a)                the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b)               the Required Banks advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding the relevant Euro‑Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent agrees to do promptly upon such circumstances ceasing to exist), the obligations of the Banks to make any Euro‑Dollar Loan specified in such notice shall be suspended.  Unless the Borrower notifies the Administrative Agent at least 2 Domestic Business Days before the date of any Borrowing of such Euro‑Dollar Loan for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.02.  Illegality.  If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro‑Dollar Loans, and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent agrees to do promptly upon such circumstances ceasing to exist), the obligation of such Bank to make Euro‑Dollar Loans, shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank.  If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro‑Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro‑Dollar Loan of such Bank, together with accrued interest thereon and any amount due such Bank pursuant to Section 8.05(a).  Concurrently with prepaying each such Euro‑Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro‑Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

SECTION 8.03.  Increased Cost and Reduced Return.  (a)  If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i)                  shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro‑Dollar Loans, its Note or its obligation to make Euro‑Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro‑Dollar Loans or any other amounts due under this Agreement in respect of its Euro‑Dollar Loans or its obligation to make Euro‑Dollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located); or

(ii)                shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro‑Dollar Loan any such requirement included in an applicable Euro‑Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

(iii)               shall impose on any Bank (or its Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro‑Dollar Loans, its Note or its obligation to make Euro‑Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro‑Dollar Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)               If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c)                Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank.  A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)               The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee (unless the date of any such assignment or transfer, a condition listed under Section 8.02 or 8.03 existed with respect to any such Participant, Assignee or other Transferee), and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

SECTION 8.04.  Base Rate Loans Substituted for Euro‑Dollar Loans.  If (i) the obligation of any Bank to make or maintain Euro‑Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro‑Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)                all Loans which would otherwise be made by such Bank as Euro‑Dollar Loans, as the case may be, shall be made instead as Base Rate Loans; provided, that interest and principal on such Loans shall be payable contemporaneously with the related Euro‑Dollar Loans of the other Bank), and

(b)               after each of its Euro‑Dollar Loan, has been repaid, all payments of principal which would otherwise be applied to repay such Euro‑Dollar Loans shall be applied to repay its Base Rate Loans instead.

SECTION 8.05.  Compensation.  Upon the request of any Bank, delivered to the Borrower and the Administrative Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense actually incurred by such Bank and not compensated pursuant to Section 8.03 as a result of:

(a)                any payment or prepayment (pursuant to Section 2.09(b), Section 8.02 or otherwise) of a Euro‑Dollar Loan on a date other than the last day of an Interest Period for such Euro‑Dollar Loan; or

(b)               any failure by the Borrower to prepay a Euro‑Dollar Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

(c)                any failure by the Borrower to borrow a Euro‑Dollar Loan on the date for the Euro‑Dollar Borrowing of which such Euro‑Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro‑Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro‑Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro‑Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

SECTION 8.06.  Replacement of Banks.  If any Bank (an "Affected Bank") makes demand for amounts owed under Section 8.03 (other than due to any change in the Eurodollar Reserve Percentage), or gives notice under Section 8.01 or 8.02 that it can no longer participate in Euro-Dollar Loans, then in each case the Borrower shall have the right, if no Default or Event of Default exists, and subject to the terms and conditions set forth in Section 9.08(c) with respect to assignments of Loans, to designate an Assignee (a "Replacement Bank") to purchase the Affected Bank's share of outstanding Loans and all other obligations hereunder and to assume the Affected Bank's obligations to the Borrower under this Agreement; provided, that, any Replacement Bank (and, in any event, may not be an Affiliate of the Borrower).  Subject to the foregoing, the Affected Bank agrees to assign without recourse to the Replacement Bank its share of outstanding Loans and its Commitment, and to delegate to the Replacement Bank its obligations to the Borrower under this Agreement.  Upon such sale and delegation by the Affected Bank and the purchase and assumption by the Replacement Bank, and compliance with the provisions of Section 9.08(c), the Affected Bank shall cease to be a "Bank" hereunder and the Replacement Bank shall become a "Bank" under this Agreement; provided, however, that any Affected Bank shall continue to be entitled to the indemnification provisions contained elsewhere herein.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party.  Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails, certified or registered mail, with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided, that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

SECTION 9.02.  No Waivers.  No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03.  Expenses; Documentary Taxes.  The Borrower shall pay (i) all out‑of‑pocket expenses of the Administrative Agent, including reasonable fees and disbursements actually incurred of special counsel for the Administrative Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof and (ii) if a Default or an Event of Default occurs, all out‑of‑pocket expenses incurred by the Administrative Agent and the Banks, including reasonable fees and disbursements of counsel, actually incurred in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out‑of‑pocket expenses incurred in enforcing this Agreement and the other Loan Documents.  The Borrower shall indemnify the Administrative Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents but not by reason of any participation or assignment by the Banks, their successors or assigns.

SECTION 9.04.  Indemnification.  The Borrower shall indemnify the Administrative Agent, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents (each, an "Indemnified Party") from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Administrative Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Administrative Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses (i) incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or (ii) to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

SECTION 9.05.  Sharing of Setoffs.  Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of  the aggregate amount of principal and interest owing with respect to the Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks owing to such other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Note held by the Bank owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from such other Banks shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Banks' ratable share (according to the proportion of (x) the amount of such other Banks' required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.06.  Amendments and Waivers.  (a)  Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that, no such amendment or waiver shall, unless signed by all Banks, (i) change the Commitments of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or decrease the rate of interest on any Loan or decrease any fees (other than fees payable to the Administrative Agent) hereunder, (iii) extend the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the  Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the Notes, (vii) release or substitute all or any substantial part of the collateral (if any) held as security for the Loans, or (viii) release any Guarantee (if any) given to support payment of the Loans.

(b)               The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto.  Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks.  The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each of the Banks.

SECTION 9.07.  No Margin Stock Collateral.  Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.08.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

(b)               Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to such Bank, its Note, its Commitment hereunder or any other interest of such Bank hereunder.  In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance  thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.  In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) extend any date fixed for the payment of principal of or interest on the related loan or loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related loan or loans, (iii) the change of the principal of the related loan or loans, (iv) any decrease in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Loans, or (vi) the release of any Guarantee (if any) given to support payment of the Loans.  Unless such Participant is a Related Fund with respect to such Bank, each Bank selling a participating interest in any Loan, Note, Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Administrative Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.

(c)                Any Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit C, executed by such Assignee and such transferor Bank and the Administrative Agent; provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank's Commitment, (ii) the amount of the Commitment of the assigning Bank subject to such assignment (determined as of the effective date of the assignment) shall be equal to $10,000,000 (or any larger multiple of $1,000,000), and (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank without the consent of the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld or delayed, and (iv) a Bank may not have more than 2 Assignees that are not then Banks at any one time.  Each Bank agrees to notify the Agent who will notify the other Banks of any assignment hereunder. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Administrative Agent (if applicable) and the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower, and the Administrative Agent, and (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Administrative Agent shall be required.  Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Bank.

(d)               Subject to the provisions of Section 9.09, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement.

(e)                No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 9.09.  Confidentiality.  Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from any one other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank's legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.09.  Notwithstanding anything herein to the contrary, "Information" shall not include, and each Bank may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analysis) that are provided to such Bank relating to such tax treatment and tax structure.

SECTION 9.10.  Representation by Banks.  Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however that, subject to Section 9.08, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

SECTION 9.11.  Obligations Several.  The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder.  Nothing contained in this Agreement and no action taken by Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document, subject to any restrictions requiring actions to be taken upon the consent of the Required Banks, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

SECTION 9.12.  Georgia Law.  This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Georgia.

SECTION 9.13.  Interpretation.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 9.14.  WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER (A) THE AGENT AND EACH OF THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF GEORGIA, THE COURTS THEREOF AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN, FOR THE ENFORCEMENT OF THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, (C) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE STATE OF GEORGIA FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, AND (D) AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN THE MANNER PRESCRIBED IN SECTION 9.01 FOR THE GIVING OF NOTICE TO THE BORROWER.  NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT THE BANKS FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST THE BORROWER PERSONALLY, AND AGAINST ANY ASSETS OF THE BORROWER WITHIN ANY OTHER STATE OR JURISDICTION.

SECTION 9.15.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signatures on the following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

MOHAWK INDUSTRIES, INC.              (SEAL)

By:____________________________________
Title:

160 South Industrial Boulevard
Calhoun, Georgia  30703-7002
Attention:  Chief Financial Officer or Treasurer
Telecopier number:  706-624-2052
Confirmation number:  706-624-2103

COMMITMENTS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Bank
$100,000,000	By: Title:
Lending Office 301 South College Street Charlotte, North Carolina 28288 Attention: ____________ Telecopier number: _______________ Confirmation number: ______________

SUNTRUST BANK
$100,000,000	By: Title:
Lending Office SunTrust Bank, 303 Peachtree Street, 3rd Floor Atlanta, Georgia 30308 Telecopier number: 404-575-2594 Confirmation number: 404-588-7033 Attention: Ken Bauchle, Vice President
____________ TOTAL COMMITMENTS:
$200,000,000

Exhibit A-1

NOTE

Atlanta, Georgia
As of _____________, 20__

For value received, MOHAWK INDUSTRIES, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of ________________________, (the "Bank"), for the account of its Lending Office, the principal sum of ____________________________________ MILLION DOLLARS ($____________), or such lesser amount as shall equal the unpaid principal amount of each  Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Credit Agreement referred to below.  Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of the Bank located at ________________, or such other address as may be specified from time to time pursuant to the Credit Agreement.

All Loans made by the Bank, the respective maturities thereof, the interest rates from time to time applicable thereto, and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the "Notes" referred to in the Credit Agreement dated as of September 30, 2003 among the Borrower, SunTrust Bank, Wachovia Bank, National Association, and the other Banks from time to time party thereto (as the same may be amended and modified from time to time, the "Credit Agreement").  Terms defined in the Credit Agreement are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the optional and mandatory  prepayment and the repayment hereof and the acceleration of the maturity hereof.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.

MOHAWK INDUSTRIES, INC.           (SEAL)

By:____________________________________
Title:

Note (cont'd)

LOANS AND PAYMENTS OF PRINCIPAL
Date	Base Rate or Euro-Dollar Loan	Amount of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

Exhibit A-2

SWING LOAN NOTE

Atlanta, Georgia

September 30, 2003

For value received, MOHAWK INDUSTRIES, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of Wachovia Bank, National Association (the "Bank"), for the account of its Lending Office, the principal sum of Fifty Million and No/100 Dollars ($50,000,000), or such lesser amount as shall equal the unpaid principal amount of each Swing Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of this Swing Loan Note at the rates and on the dates provided for in the Credit Agreement.  Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Wachovia Bank, National Association, or such other address as may be specified from time to time pursuant to the Credit Agreement.

All Swing Loans made by the Bank, the respective maturities thereof, and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Swing Loan Note is the Swing Loan Note referred to in the Credit Agreement dated as of even date herewith among the Borrower, SunTrust Bank, Wachovia Bank, National Association, and the other Banks from time to time party thereto (as the same may be amended and modified from time to time, the "Credit Agreement").  Terms defined in the Credit Agreement are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the optional and mandatory prepayment and the repayment hereof and the acceleration of the maturity hereof.

IN WITNESS WHEREOF, the Borrower has caused this Swing Loan Note to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.

                                                                        MOHAWK INDUSTRIES, INC.

                                                                        By:_______________________________________

                                                                              Title:

Swing Loan Note (continued)

LOANS AND PAYMENTS OF PRINCIPAL
Date	Amount of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

Exhibit B

OPINION OF
 COUNSEL FOR THE BORROWER

To be dated as of the Effective Date and in the form attached hereto.

Exhibit C

ASSIGNMENT AND ACCEPTANCE
Dated __________ ___, ________

Reference is made to the Credit Agreement dated as of September 30, 2003 (together with all amendments and modifications thereto, the "Credit Agreement") among Mohawk Industries, Inc., a Delaware corporation (the "Borrower"), SunTrust Bank, Wachovia Bank, National Association, and the other banks from time to time party thereto (collectively, the "Banks").  Terms defined in the Credit Agreement are used herein with the same meaning.

_____________________ (the "Assignor") and ____________ (the "Assignee") agree as follows:

1.                  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a _____% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below) (including, without limitation, a ____% interest (which on the Effective Date hereof is $____________) in the aggregate principal amount of the Assignor's Commitment) and a ______ interest (which on the Effective Date hereof is $____________) in the Loans owing to the Assignor and a __________ interest (which on the Effective Date hereof is $__________) in the Note held by the Assignor (which on the Effective Date hereof is $____________).

2.                  The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Documents furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any adverse claim and that as of the date hereof the aggregate principal amount of the Assignor's Commitments (without giving effect to assignments thereof which have not yet become effective) is $____________ and the aggregate outstanding principal amount of all Loans owing to it (without giving effect to assignments thereof which have not  yet become effective) is $____________; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) requests that the Borrower execute a new Note dated ____________, ____ in the principal amount of $____________ payable to the order of the Assignee.

3.                  The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.04(a) thereof (or any more recent financial statements of the Borrower delivered pursuant to Section 5.01(a) or (b) thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a bank or financial institution; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; (v) specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof, (vi) represents and warrants that the execution, delivery and performance of this Assignment and Acceptance are within its corporate powers and have been duly authorized by all necessary corporate action[, and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty].

4.                  The Effective Date for this Assignment and Acceptance shall be _______________ (the "Effective Date").

5.                  From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the  extent rights and obligations have been transferred to it by this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent its rights and obligations have been transferred to the Assignee by this Assignment and Acceptance, relinquish its rights (other than under Section 9.04 of the Credit Agreement) and be released from its obligations under the Credit Agreement.

6.                  From and after the Effective Date, the Borrower shall make all payments in respect of the interest assigned hereby to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to such acceptance by the Borrower directly between themselves.

7.                  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Georgia.

[NAME OF ASSIGNOR]

By:____________________________________
Title:

[NAME OF ASSIGNEE]

By:____________________________________
Title:

Lending Office:
[Address]

CONSENTED AND AGREED TO:

MOHAWK INDUSTRIES, INC.

By:___________________________
Title:

Exhibit D-1

NOTICE OF BORROWING

___________, _______

Wachovia Bank, National Association,

as Administrative Agent
301 South College Street

Charlotte, North Carolina 28288

Re:       Credit Agreement (as amended and modified from time to time, the "Credit Agreement") dated as of September 30, 2003 by and among MOHAWK INDUSTRIES, INC., SUNTRUST BANK, WACHOVIA BANK, NATIONAL ASSOCIATION, and the other Banks from time to time party thereto.

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

This Notice of Borrowing is delivered to you pursuant to Section 2.02 of the Credit Agreement.

The Borrower hereby requests a [Euro-Dollar Borrowing][Base Rate Borrowing][Swing Loan] in the aggregate principal amount of $__________ to be made on ______________, 20____, and for interest to accrue thereon at the rate established by the Credit Agreement for [Euro-Dollar Loans][Base Rate Loans][Swing Loans].  [The duration of the Interest Period with respect thereto shall be [1 month] [2 months] [3 months] [6 months]].

The Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer this _________ day of ______________, 20____.

MOHAWK INDUSTRIES, INC.

By:____________________________________
Title:

Exhibit D-2

NOTICE OF CONTINUATION OR CONVERSION

_____________________, 20____

Wachovia Bank, National Association,

as Administrative Agent
301 South College Street

Charlotte, North Carolina 28288

Re:       Credit Agreement (as amended and modified from time to time, the "Credit        Agreement") dated as of September 30, 2003 by and among MOHAWK           INDUSTRIES, INC., SUNTRUST BANK,             WACHOVIA BANK, NATIONAL    ASSOCIATION, and the other Banks from     time to time party thereto.

Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the       meanings attributable thereto in the Credit Agreement.

This Notice of Continuation or Conversion is delivered to you pursuant to Section 2.03 of the Credit Agreement.

With respect to the [Base Rate Loans][Euro-Dollar Loans] in the aggregate amount of $___________ each of which has an Interest Period ending on _____________, the Borrower hereby requests that such Loans be [converted to] [Base Rate Loans][Euro-Dollar Loans] [continued as][Euro-Dollar Loans] in the aggregate principal amount of $__________ to be made on such date, and for interest to accrue thereon at the rate established by the Credit Agreement for [Base Rate Loans] [Euro-Dollar Loans].  [The duration of the Interest Period with respect thereto shall be [1 month] [2 months] [3 months] [6 months]].

The Borrower has caused this Notice of Continuation or Conversion to be         executed and delivered by its duly authorized officer this ______ day of ____________,   20___.

                                                                        MOHAWK INDUSTRIES, INC.

                                                                        By:______________________________________

Title:__________________________________

Exhibit E

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of September 30, 2003 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among Mohawk Industries, Inc., SunTrust Bank, Wachovia Bank, National Association, and the other Banks from time to time party thereto.  Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 5.01(c) of the Credit Agreement, ____________, the duly authorized _____________________ of Mohawk Industries, Inc. hereby certifies, on behalf of the Borrower, to the Banks that the information contained in the Compliance Check List attached hereto is true, accurate and complete as of ____________, _____, and that no Defaults or Events of Default exist.

By:____________________________________
Title:

COMPLIANCE CHECK LIST
(Mohawk Industries, Inc.)
____________

____________, _____

(i)                  Debt to Capitalization Ratio (Section 5.03)

The Debt to Capitalization Ratio shall be less than 0.60 to 1.0 at the end of each Fiscal Quarter.

(a)                Consolidated Debt                                                                    $_______

(b)               Consolidated Total Capital                                                        $_______

Actual Ratio of (a) to (b)                                                                       ________

Maximum Ratio                                                                                    <0.60 to 1.0

Applicable Margin                                                                                ______%

Facility Fee                                                                                           ______%

(ii)                Debt to EBITDA Ratio (Section 5.04)

The ratio of the Borrower's (a) Consolidated Debt to (b) the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes on the Borrower's consolidated pre‑tax income, and (iv) Depreciation and Amortization shall not be greater than 3.5 to 1.0 at the end of each Fiscal Quarter.  Clause (b) in this Section 5.04 shall be calculated on a trailing 4 quarter basis as at the end of each such Fiscal Quarter.

(a)                Consolidated Debt                                                                    $_______

(b)               Consolidated Net Income                                                         $_______

(c)                Consolidated Interest Expense                                                  $_______

(d)               Taxes on the Borrower's consolidated pre-tax income               $_______

(e)                Depreciation                                                                             $_______

(f)                 Amortization                                                                             $_______

(g)                (The sum of (b) plus (c) plus (d) plus (e) plus (f))                       $_______

Actual Ratio of (a) to (g)                                                                       ________

Maximum Ratio                                                                                    <3.5 to 1.0

(iii)               Investments (Section 5.06)

Investments made in Foreign Subsidiaries after the Closing Date            $_______

Limitation - 20% of Consolidated Total Assets                                   $_______

(iv)              Negative Pledge (Section 5.08)

Liens permitted under paragraphs (a) through (i)                                    $_______

Limitation - greater of (x) $90,000,000 or
(y) 15% of Consolidated Net Worth                                                     $_______

(v)                Calculations with respect to Asset Securitizations:

Accounts receivable balance reported as of the last day of the Fiscal Quarter most recently ended in such Fiscal Quarter by the Borrower or a Subsidiary with respect to an Asset Securitization                                                                                                       $_______

Exhibit F

FORM OF NOTICE

IN RESPECT OF ISSUANCE OF LETTERS OF CREDIT

TO:      The Banks parties to the Credit Agreement, dated as of September 30, 2003 (the "Credit Agreement"), among Mohawk Industries, Inc., SunTrust Bank, and Wachovia Bank, National Association, and the other Banks party thereto from time to time (the "Banks").

Pursuant to Section 2.14 of the Credit Agreement, the Administrative Agent hereby certifies to the Banks that [it] [the Additional Issuer] has issued the following New Letters of Credit pursuant to Section 2.14(a) of the Credit Agreement:

Number	Face Amount	Date of Issuance/ Expiration	Beneficiary	Purpose

A copy of each of the New Letters of Credit listed above has been attached hereto.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning in this notice.

                        Date:  ______________, ____.

                                    [WACHOVIA BANK, NATIONAL ASSOCIATION]

                                    By:

                                            Name:                                                  Title:

 Schedule 1.01

Existing Letters of Credit

Schedule 4.08

Subsidiaries

Name of Subsidiary	Jurisdiction of Formation	Amount of Investment	Holders of Equity Interest
Mohawk Carpet Corporation	Delaware		Borrower
World International, Inc.	Barbados	$71,744,956	Mohawk Carpet Corporation
Mohawk Servicing, Inc.	Delaware		Mohawk Carpet Corporation
Mohawk Factoring, Inc.	Delaware		Mohawk Carpet Corporation (79.3%) World International, Inc. (20.7%)
Aladdin Manufacturing Corporation	Delaware		Mohawk Carpet Corporation
Mohawk International FSC, Inc.	Barbados	$0	Mohawk Carpet Corporation
Horizon Europe, Inc.	Georgia		Aladdin Manufacturing Corporation
Mohawk Mills, Inc.	Delaware		Aladdin Manufacturing Corporation
Mohawk Brands, Inc.	Delaware		Aladdin Manufacturing Corporation
Mohawk Brands USA, Inc.	Delaware		Mohawk Carpet Corporation
Mohawk Resources, Inc.	Delaware		Mohawk Carpet Corporation
Mohawk Canada Corporation	Nova Scotia	$0	Mohawk Carpet Corporation
Aladdin of Texas Holdings, LLC	Delaware		Mohawk Mills, Inc.
Mohawk Carpet Distribution, L.P.	Delaware		Mohawk Mills, Inc. (99%) Aladdin of Texas Holdings, LLC (1%)
Mohawk Carpet Transportation of Georgia, LLC	Delaware		Mohawk Carpet Distribution, L.P.
Mohawk Holdings, LLC	Delaware		Mohawk Carpet Corporation
Mohawk Carpet of Texas, L.P.	Delaware		Mohawk Holdings, LLC (99%) Mohawk Carpet Corporation (1%)
Dal-Tile International Inc.	Delaware		Borrower
Dal-Tile Group Inc.	Delaware		Dal-Tile International Inc.
Dal-Tile Corporation	Pennsylvania		Dal-Tile Group Inc.
DTM/CM Holdings Inc.	Delaware		Dal-Tile Group Inc.
Dal-Tile Canada Inc.	Ontario, Canada	$3,138,513	Dal-Tile Group Inc.
Dal-Tile Mexico S.A. de C.V.	Mexico	$70,472,915	Dal-Tile Group Inc. (99.985%) DTM/CM Holdings Inc. (0.004%) Dal-Tile Corporation (0.011%)
Tileways, Inc.	Delaware		Dal-Tile Corporation
Dal-Tile Puerto Rico Inc.	Puerto Rico		Dal-Tile Corporation
DTG Tile Corp.	Delaware		Dal-Tile Corporation
DTL Tile Corp.	Delaware		Dal-Tile Corporation
Dal-Tile I LLC	Delaware		Dal-Tile Corporation
Dal-Elite L.P.	Texas		DTL Tile Corp. (99%) DTG Tile Corp. (1%)
Dal-Italia LLC (80%)	Delaware		Dal-Tile I LLC (80%) EMILAMERICA, Inc. (unrelated) (20%)

Subject to verification by the Banks.